Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com
Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

Hexcel Names Lynn Brubaker to Board of Directors

STAMFORD, Conn.—December 27, 2005—Hexcel Corporation (NYSE/PCX: HXL) today announced the naming of Lynn Brubaker to its board of directors.  Ms. Brubaker recently retired after spending over 25 years in the aerospace industry in a variety of executive, operations, sales and marking and customer support roles.  From 1999 until June 2005 she was Vice President/General Manager—Commercial Aerospace for Honeywell International, with her primary focus in that role being on business strategies and customer operations for Honeywell’s global commercial markets.  From 1997 to 1999, Ms. Brubaker was Vice President, Marketing, Sales and Support Operations for Honeywell, and from 1995 to 1997, prior to AlliedSignal’s merger with Honeywell, she served in a variety of management and executive roles with AlliedSignal.  Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair.  Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations, such as the Nordam Group, one of the largest independent aircraft repair companies in the world, and the Wings Club, a leading non-profit aerospace organization.

Mr. David E. Berges, Hexcel’s Chairman and Chief Executive Officer, said “We believe that Lynn Brubaker will be a tremendous asset to Hexcel’s Board.  She brings with her invaluable experience and expertise in the aerospace industry, acquired through a broad range of executive and leadership roles.  We are excited to have her on board and look forward to working with her.”

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Hexcel Corporation is a leading advanced structural materials company.  It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics and industrial applications.